UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Humphrey Hospitality Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HUMPHREY HOSPITALITY TRUST, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 22, 2003

The annual meeting of the shareholders (the “Annual Meeting”) of Humphrey Hospitality Trust, Inc. (the “Company”) will be held at the Doubletree Hotel at 1616 Dodge Street, Omaha, Nebraska 68102, on Thursday, May 22, 2003, at 10:00 a.m., local time, for the following purposes:

1.	To elect directors to serve on the Board of Directors until the annual meeting of shareholders in 2004 or until their successors have been duly elected and qualified; and

2.	To ratify the selection of KPMG LLP as independent accountants for 2003; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Only shareholders of the Company of record as of the close of business on April 3, 2003 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

We enclose, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting and the items of business.

In order that your shares may be represented at the Annual Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy Card in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting in person you may, if you wish, vote personally on all matters brought before the Annual Meeting even if you have previously returned your Proxy Card.

By Order of the Board of Directors,

GEORGE R. WHITTEMORE

President and Chief Executive Officer

Columbia, Maryland

April 21, 2003

HUMPHREY HOSPITALITY TRUST, INC.

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Humphrey Hospitality Trust, Inc. (the “Company”) for use at the annual meeting of shareholders to be held on Thursday, May 22, 2003 (the “Annual Meeting”) and any adjournments thereof. The mailing address of the principal executive offices of the Company is 7170 Riverwood Drive, Columbia, Maryland, 21046. This Proxy Statement and the Proxy Card, Notice of Meeting and the Company’s Annual Report, all enclosed herewith, are first being mailed to the shareholders of the Company on or about April 22, 2003.

The Proxy Solicitation

There are two parts to this solicitation: the Proxy Card and this Proxy Statement. The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This Proxy Statement provides you with various items of information that you may find useful in determining how to vote.

The solicitation of proxies is being made by the Company primarily through the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitations, which may be made by mail, telephone or personally by officers of the Company, will be borne by the Company. The shareholder giving the proxy has the power to revoke it by delivering written notice of such revocation to the Secretary of the Company before or at the Annual Meeting or by attending the meeting and voting in person. The proxy will be voted as specified by the shareholder in the space provided on the Proxy Card, or if no specification is made, it will be voted “for” the eight nominees for directors. In voting by proxy in regard to the election of the directors to serve until the 2004 annual meeting of shareholders, or until their successors are duly elected and qualified, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to a specific nominee. Shareholders may not abstain with respect to the election of directors.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

Each outstanding share of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), is entitled to one vote. Cumulative voting is not permitted. Only shareholders of record at the close of business on April 3, 2003 will be entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments of the meeting. At the close of business on April 3, 2003, the Company had 12,049,350 shares of Common Stock outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under United States securities laws, the Company’s directors and executive officers, and persons who own more than 10% of the Common Stock, are required to report their ownership of the Common Stock and any changes in ownership to the Securities and Exchange Commission (the “SEC”). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file such reports by those due dates during the 2002 fiscal year.

Based solely upon its review of the reports furnished to the Company or written representations from the Company’s directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company’s directors and executive officers, and owners of more than 10% of the Common Stock during 2002.

OWNERSHIP OF THE COMPANY’S COMMON STOCK

BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of shares of the Company’s Common Stock by (1) each person known to the Company to be the beneficial owner of more than five percent (5%) of our capital stock (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act), (2) each director, (3) each executive officer of the Company and (4) all directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The number of shares represents the number of shares of Common Stock the person holds plus the number of shares of Common Stock that are issuable upon redemption of units of limited partnership interest (“Units”) in Humphrey Hospitality Limited Partnership (“HHLP”) held by that person. The Units may be tendered for redemption by the holder. In such event, the Units are redeemable for cash, or, at our option, shares of our Common Stock on a one-for-one basis.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (8)

Mark H. Tallman P. O. Box 4397 Lincoln, NE 68504	1,170,763	(1)	9.70%

Allen L. Dayton 6929 Seward Ave. Lincoln, NE 68507	799,455	(2)	6.62%

Paul J. Schulte	916,171	(3)	7.59%

Steve H. Borgmann	880,386	(4)	7.29%

James I. Humphrey, Jr.	736,513	(5)	6.10%

Jeffrey M. Zwerdling	123,370	(6)	1.02%

George R. Whittemore	94,051	(7)	*

Joseph Caggiano	26,000		*

Loren Steele	13,650		*

Michael M. Schurer	7,900		*

All directors and executive officers as a group (8 persons)	2,798,041	(8)	23.18%

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)	Based solely on information contained in Schedule 13G/A filed with the SEC on April 1, 2003.

(2)	Based solely on information contained in Schedule 13G filed with the SEC on February 3, 2003. Includes 686,755 shares of Common Stock held by the Southern Improvement Company, Inc. and 112,100 shares of Common Stock held by Video Service of America, Inc.

(3)	Includes 29,500 shares of Common Stock owned by Mr. Schulte’s wife. Also reflects Mr. Schulte’s 33.3% ownership interest in Supertel, Inc., which holds 146,266 shares of Common Stock.

(4)	Reflects Mr. Borgmann’s 33.3% ownership interest in Supertel, Inc., which holds 146,266 shares of Common Stock, and Mr. Borgmann’s 30% ownership interest in Creston Super 8 Motel, Inc., which holds 196,856 shares of Common Stock.

(5)	Includes 5,279 shares issuable to Humphrey Associates, Inc. upon redemption of its Units. Mr. Humphrey owns all of the outstanding stock of Humphrey Associates, Inc.

(6)	Includes 39,625 shares of Common Stock held in various accounts of which Mr. Zwerdling serves as trustee or over which he has complete trading authorization (these positions are revocable).

(7)	Includes 3,476 shares owned by Mr. Whittemore’s wife and 1,500 shares that Mr. Whittemore has gifted to one of his children.

(8)	The total number of shares outstanding used to calculate the percentage ownership includes all shares described in footnotes (3)-(7) and assumes that any outstanding Units redeemable within 60 days are redeemed for shares of Common Stock.

ITEM 1. ELECTION OF DIRECTORS

Required Vote

Under Virginia law and the Company’s Articles of Incorporation and Bylaws, a majority of the outstanding shares entitled to vote must be present in person or by proxy at the Annual Meeting to constitute a quorum.

No specific provisions of Virginia law, the Company’s Articles of Incorporation or the Company’s Bylaws address abstentions or broker non-votes. Brokers holding shares for beneficial owners (“Broker Shares”) must vote those shares according to the specific instructions they receive from the owners. If you do not return your proxy or do not give your broker specific instructions, your broker may either (i) vote Broker Shares on routine matters, such as the election of directors, or (ii) leave Broker Shares unvoted. Broker Shares that are not voted will not be included in determining whether a quorum is present.

Nominees for Directors

The Company’s bylaws provide that the Board of Directors can set the number of directors, but also provide that the Board of Directors must have no less than three nor more than nine directors. The Board of Directors has set the number of directors to serve in 2003 at eight, which means that eight directors will be elected at the Annual Meeting and will serve a term expiring at the next annual meeting or until a successor is selected. Except for Mr. Dayton, each of the nominees is currently a director and has served continuously since the year he or she joined the Board.

The Company does not have a nominating committee, rather the entire Board of Directors chooses the director nominees.

If any nominee becomes unavailable or unwilling to serve as a director for any reason, the person named as proxy on the Proxy Card is expected to consult with management of the Company in voting the shares represented by the proxies. The Board of Directors has no reason to doubt the availability of the nominees, and all have indicated their willingness to serve as a director of the Company if elected.

The names of the director nominees, and certain information about them, are set forth below.

George R. Whittemore, Director, President and Chief Executive Officer. Mr. Whittemore has served as a director of the Company since November 1994. Mr. Whittemore, age 53, was appointed to his current offices with the Company effective November 1, 2001. Mr. Whittemore served as Senior Vice President and director of both Anderson & Strudwick, Incorporated, a brokerage firm based in Richmond, Virginia, and Anderson & Strudwick Investment Corporation, from October 1996 until October 2001. Anderson & Strudwick served as underwriter for the Company’s public stock offerings. He served as a director and the President and Managing Officer of Pioneer Federal Savings Bank and its parent, Pioneer Financial Corporation, from September 1982 until August 1994, when these institutions were acquired by a merger with Signet Banking Corporation (now Wachovia Corporation). Mr. Whittemore was appointed President of Mills Value Adviser, Inc., a registered investment advisor, in April 1996. Mr. Whittemore is currently Vice Chairman and a director of Southern Community Bank & Trust in Richmond, Virginia. Mr. Whittemore is a graduate of the University of Richmond.

Paul J. Schulte, Director and Chairman of the Board. Mr. Schulte joined the Company’s Board in October 1999, upon consummation of the merger between Supertel Hospitality, Inc. (“Supertel”) and the Company. Mr. Schulte, age 69, was a founder, director and President of Supertel and serves as the President of Supertel Hospitality Management, Inc, a wholly owned subsidiary of Humphrey Hospitality Management, Inc. (“HHM”), the manager of the Company’s hotels. Prior to the merger, he had been involved in acquiring, developing, owning, managing and operating economy motels for Supertel or its predecessors since 1978.

Committee: Investment

James I. Humphrey, Jr., Director. Mr. Humphrey has served continuously as a director of the Company since November 1994. Until the merger of Supertel and the Company, Mr. Humphrey also served as the Chairman of the Board and Chief Executive Officer of the Company. Mr. Humphrey, age 61, is President and sole shareholder of Humphrey Associates, Inc., and has held that position since 1978. Humphrey Associates, Inc. is a full-service real estate corporation. Mr. Humphrey also served as President of Humphrey Hotels, Inc. from 1989 to 1994. Mr. Humphrey is the Chairman, President and Chief Executive Officer of HHM, the former lessee and current manager of the Company’s hotels, and is its sole shareholder. He currently serves on the Credit Assurance Review Committee of the Maryland Housing Fund and has served on the Governor’s Housing Task Force in Maryland, the Maryland Housing Policy Commission and the Maryland International Division Private Sector Advisory Council. Mr. Humphrey is a graduate of the University of Maryland (B.S.) and Loyola College (M.B.A.).

Committee: Investment

Steve H. Borgmann, Director. Mr. Borgmann joined the Company’s Board in October 1999, upon consummation of the merger between Supertel and the Company. Mr. Borgmann, age 57, was a founder, director and the Executive Vice President of Supertel. Prior to the merger, Mr. Borgmann had been involved in acquiring, developing, owning, managing and operating economy motels for Supertel or its predecessors since 1978. Mr. Borgmann is a graduate of the University of Nebraska - Lincoln.

Committee: Compensation

Jeffrey M. Zwerdling, Esq., Director. Mr. Zwerdling has served as a director of the Company since November 1996. Mr. Zwerdling, age 58, is Managing Partner at the law firm of Zwerdling & Oppleman in Richmond, Virginia. Mr. Zwerdling is a general practice attorney with an emphasis in commercial real estate, corporate law and general litigation. He is currently President and a director of The Corporate Center, owner of a 225,000 square foot office park complex located in Richmond, Virginia. Mr. Zwerdling is a graduate of Virginia Commonwealth University (B.S.) and William & Mary Law School (J.D.).

Committees: Audit, Investment

Loren Steele, Director. Mr. Steele joined the Company’s Board in October 1999, upon consummation of the merger between Supertel and the Company. Mr. Steele, age 62, is Vice Chairman and Chief Executive Officer of The Rivett Group, L.L.C., an owner and operator of motel properties based out of Aberdeen, South Dakota. He is past Chairman of the International Franchise Association. From 1988 through April 1993, Mr. Steele was Vice Chairman and Chief Executive Officer of Super 8 Enterprises Motel System, Inc. prior to its acquisition by Cendant Corporation. He served as a director of Supertel from February 1994 to October 1999.

Committees: Audit, Compensation

Joseph Caggiano, Director. Mr. Caggiano joined the Company’s Board in October 1999, upon consummation of the merger between Supertel and the Company. Mr. Caggiano, age 77, retired, served as Vice Chairman Emeritus of Bozell, Jacobs, Kenyon & Eckhardt, Inc., an advertising and public relations firm, from 1991 through December 31, 1998. From 1974 to 1991, Mr. Caggiano served as Chief Financial Officer and Vice Chairman of the Board of Bozell & Jacobs, an advertising and public relations firm. Mr. Caggiano is a director of First Omaha Funds and served as a director of Supertel from February 1994 to October 1999.

Committees: Audit, Compensation

Allen L. Dayton, Private Investor. Mr. Dayton, age 54, is Chairman of the Board of Video Service of America and Southern Improvement Company. Mr. Dayton’s investment holdings include positions in companies operating in the printing, cable television, distribution and real estate industries. Mr. Dayton was previously Chairman of the Kellogg Savings Bank. Mr. Dayton sits on the boards of several business schools, and also serves as a Trustee of the University of Nebraska Foundation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES

Board of Directors

The Company’s Bylaws provide that a majority of members of the Board of Directors must be independent directors. There are presently seven directors, including four independent directors. The Board of Directors held five meetings in 2002. During that year, all Directors attended at least 75% of all Board meetings and meetings of the committees on which they served.

The Company’s Board of Directors has an Investment Committee, Compensation Committee and an Audit Committee. The Board of Directors may, from time to time, form other committees as circumstances warrant. Such committees have the authority and responsibility delegated to them by the Board of Directors.

Investment Committee

The Investment Committee currently consists of Messrs. Schulte, Humphrey and Zwerdling. The Investment Committee reviews potential hotel acquisitions, visits the sites of proposed hotel acquisitions and makes recommendations to the Board of Directors with respect to proposed acquisitions. Any acquisition, investment or purchase of property involving a total purchase price of $3 million or more requires the approval of the Board of Directors, and any transaction or series of related transactions involving less than such amount may be effected by the Chief Executive Officer of the Company, or his designee, without Board approval. The Investment Committee held no meetings during 2002.

Compensation Committee

The Compensation Committee currently consists of Messrs. Steele (Chairman), Borgmann and Caggiano. All members of the Compensation Committee are “independent” within the meaning of the Nasdaq Stock Market standards. This committee makes recommendations to the Board regarding executive compensation policy, the actual compensation of Directors and executive officers, and any benefit plans for the Company’s management team. The Compensation Committee held two meetings during 2002. The Compensation Committee’s report is included on page 14.

Audit Committee

The Audit Committee currently consists of Messrs. Zwerdling (Chairman), Steele, and Caggiano. All members of the Audit Committee are “independent” within the meaning of the Nasdaq Stock Market standards. The Audit Committee makes recommendations concerning the engagement of independent accountants, reviews with the independent accountants the plans and results of the audit engagement, approves professional services provided by the independent accountants, reviews the independence of the independent accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls. The Audit Committee held two meetings during 2002. The Audit Committee’s report is included on page 15.

DIRECTOR COMPENSATION

Each director receives $20,000 per year for serving as a director.

EXECUTIVE OFFICERS

Previously, the day-to-day operations of the Company had been conducted by HHM under the Financial and Administrative Services Agreement. Accordingly, prior to November 2001, no executives received compensation other than the compensation paid to them as directors. In July 2001, the Company announced that it had commenced initiatives to appoint a senior management team to oversee its operations. Effective November 1, 2001, Mr. Whittemore, a director of the Company since 1994, was appointed as the Company’s President, Chief Executive Officer and Treasurer. Accordingly, the Company began compensating Mr. Whittemore for his services upon commencement of his tenure effective November 1, 2001. Effective July 1, 2002, Michael M. Schurer, previously the Chief Financial Officer of HHM, was appointed as the Company’s Chief Financial Officer, Treasurer and Secretary. The Company began compensating Mr. Schurer for his services upon commencement of his tenure effective July 1, 2002.

Our executive officers are as follows:

George R. Whittemore, Director, President and Chief Executive Officer. Mr. Whittemore has served as a director of the Company since November 1994. Mr. Whittemore, age 53, was appointed to his current offices with the Company effective November 1, 2001. Mr. Whittemore served as Senior Vice President and director of both Anderson & Strudwick, Incorporated, a brokerage firm based in Richmond, Virginia, and Anderson & Strudwick Investment Corporation, from October 1996 until October 2001. Anderson & Strudwick served as underwriter for the Company’s public stock offerings. He served as a director and the President and Managing Officer of Pioneer Federal Savings Bank and its parent, Pioneer Financial Corporation, from September 1982 until August 1994, when these institutions were acquired by a merger with Signet Banking Corporation (now Wachovia Corporation). Mr. Whittemore was appointed President of Mills Value Adviser, Inc., a registered investment advisor, in April 1996. Mr. Whittemore is currently Vice Chairman and a director of Southern Community Bank & Trust in Richmond, Virginia. Mr. Whittemore is a graduate of the University of Richmond.

Michael M. Schurer, Chief Financial Officer, Treasurer and Secretary. Mr. Schurer joined the Company as Chief Financial Officer in July 2002. Mr. Schurer, age 41, previously served as Chief Financial Officer of HHM and Crown Golf Properties, as Division Controller at Marriott Vacation Club International, and as an auditor at the public accounting firms Ernst & Young and Pannell Kerr Forster. Mr. Schurer graduated from Rutgers University with a B.A. in Accounting and earned his CPA designation in 1987.

Summary Compensation Table

Name and Principle Position	Year		Salary	Director’s Fee	All Other Compensation
George R. Whittemore	2002		$186,572	$20,000	$27,367	(3)
President, Chief Executive Officer, Director	2001	(1)	$24,630	$20,000	$5,125	(4)

Michael M. Schurer	2002	(2)	$119,774	—	—
Chief Financial Officer, Treasurer, Secretary

(1)	Represents compensation received during the period from November 1, 2001 to December 31, 2001.

(2)	Represents compensation received during the period from July 1, 2002 to December 31, 2002.

(3) Represents cost of temporary housing, car allowance, and the Company’s share of health insurance premiums paid to Mr. Whittemore for coverage under a COBRA plan.

(4) Represents cost of temporary housing and the Company’s share of health insurance premiums paid to Mr. Whittemore for coverage under a COBRA plan. This compensation is for the period from November 1, 2001 through December 31, 2001.

Employment Agreements

The Company has signed employment agreements with Mr. Whittemore, the Company’s President and Chief Executive Officer, and with Mr. Schurer, the Company’s Chief Financial Officer, Treasurer and Secretary. The Board of Directors has set the salaries of Mr. Whittemore and Mr. Schurer, as of January 1, 2003, at $250,000 and $220,000, respectively. In addition to the base salary, each employee may be entitled to receive other incentive compensation, including but not limited to, grants of stock options or shares of stock of the Company, which awards shall be made (if at all) in consideration of and as an incentive for services performed solely for the Company, in accordance with rules and criteria established by the Compensation Committee. Such criteria may include, but not be limited to, the growth in the Company’s net income per share, funds from operations per share or other performance goals. Each employee is also eligible to participate in any medical insurance or other employee benefit plans and programs which may be made available from time to time to other management level employees, and is entitled to four weeks of vacation each year. Each agreement commenced on January 1, 2003 and continues unless either party gives the other party thirty days prior notice of termination. If the Company terminates an employee’s agreement other than for cause, disability or death, then such employee is entitled to receive payments of the base salary then in effect through the end of the sixth month following the termination. If the employee terminates the agreement upon 30-days notice, all of the Company’s obligations shall terminate upon the passing of the 30-day period. In the event of termination for cause (as that term is defined in the employment agreements), the Company’s obligation to compensate the employee ceases on the date of termination, except as to the amounts of salary due at that time. The Company may also terminate the agreement immediately for death or disability. In the event of termination for death or disability, the Company shall pay the employee or his heirs, devisees, executors, legatees or personal representatives the payments of the base salary then in effect through the end of the second month following the termination. In the event of a change in control, if (a) within one year after the occurrence of a change in control, the Company, or any successor in interest, terminates the employee’s employment for reasons other than cause, disability, or death, or (b) within one year after the occurrence of a change in control, the employee terminates his employment for good reason, the employee is entitled to (i) receive all accrued compensation and any pro rata bonuses to which he may be entitled, (ii) a severance payment equal to the employee’s current annual base salary, and (iii) a continuation of all medical and health insurance, and other benefit programs for a period of 18 months. Good reason includes, among other things, in the employee’s reasonable judgment, an adverse change in the employee’s status, titles, positions, or responsibilities, the assignment of responsibilities or duties that are inconsistent with his status, title, position, or responsibilities, or any removal from or failure to reappoint him to any such positions, status, or titles, except in connection with the termination of his employment for disability, cause, or death. Good reason also includes a reduction in the employee’s base salary and/or any material adverse change in the employee’s bonus program, the failure by the Company to continue in effect any compensation, welfare, or benefit plan in which the employee is participating at the time of a change in control without substituting plans providing the employee with substantially similar or greater benefits, or the relocation of the principal executive offices of the Company outside of a 30-mile radius of Columbia, Maryland.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships Between the Company and Mr. Humphrey

The Company and its subsidiaries have entered into a number of transactions with Mr. Humphrey and his affiliates. Mr. Humphrey is the sole shareholder of HHM, the former lessee and the current manager of the Company’s hotels (the “Hotels”).

Administrative Services Agreement. Effective January 1, 2002, the Company and HHM entered into a new administrative agreement (the “Administrative Services Agreement”) which replaced the Financial and Administrative Services Agreement. Pursuant to the Administrative Services Agreement, HHM provided the Company with the following services:

•	Accounting and financial reporting, real estate portfolio management and other administrative services for a monthly fee of approximately $71,000 (“Monthly Administrative Fee”). The Company incurred related fees under the Administrative Services Agreement of $425,000 in 2002.

•	Capital improvement supervisory services for a fee equal to 9% of the actual documented third party costs that result in capitalized additions to fixed assets at the Hotels. The Company incurred related fees under the Administrative Services Agreement of $118,000 in 2002. In addition, the Company reimbursed HHM for actual documented salary, benefits and travel expenses of HHM’s employees directly related to providing construction services. For 2002, such reimbursements under the Administrative Services Agreement were $135,000.

The Administrative Services Agreement, which would have otherwise expired in September 2003, was terminated effective June 30, 2002. In doing so, the Company paid HHM an agreement cancellation fee of approximately $211,000. The consideration for terminating the agreement was recognized as a nonrecurring expense in the second quarter of 2002.

Management Agreement. Effective January 1, 2002, to Company’s wholly-owned subsidiary, TRS Leasing, Inc. (the “TRS Lessee”) entered into a management agreement (the “Management Agreement”) with HHM for operation of the Hotels, which the Company leases to the TRS Lessee. The principal provisions of the Management Agreement were as follows:

•	With respect to hotels that the Company held for sale (the “Sale Hotels”), HHM was entitled to the following fees: (a) prior to March 31, 2002, a base management fee equal to 5% of gross hotel income, (as defined in the Management Agreement), plus a potential incentive fee (as defined in the Management Agreement) and (b) effective April 1, 2002 through the end of the term, (i) a base management fee equal to 5% of gross hotel income, plus (ii) an accounting fee equal to 1/2% of gross hotel income, plus (iii) a director of operations fee equal to 1/2% of gross hotel income, plus (iv) a potential incentive fee.

•	With respect to the remaining hotels, HHM was entitled to the following fees: (i) a base management fee equal to 5% of gross hotel income (6% through March 31, 2002), plus (ii) an accounting fee equal to 1/2% of gross hotel income, plus (iii) a director of operations fee equal to 1/2% of gross hotel income, plus (iv) a potential incentive fee.

On November 26, 2002, the Management Agreement was amended (the “Amended Management Agreement”) in conjunction with a refinancing transaction. The Amended Management Agreement provides for the following:

•	Extension of the initial term from September 2005 to December 2007, with a subsequent five-year extension upon the occurrence of certain conditions.

•	A (i) base management fee equal to 5% of gross hotel income (as defined in the Amended Management Agreement), plus (ii) an accounting fee equal to 1/2% of gross hotel income, plus (iii) a director of operations fee equal to 1/2% of gross hotel income, plus (iv) a potential incentive fee (as defined in the Amended Management Agreement), through December 31, 2003. From January 1, 2004 to the end of the term, the base management fee is reduced to 4% of gross hotel income, while the other fees remain the same.

•	The TRS Lessee may terminate the agreement with respect to any hotel at any time (without payment of any termination fee) if (i) HHM fails to achieve ninety percent (90%) of the aggregate

Approved Budget Hotel NOI (as defined) for all hotels for any calendar year commencing with the year 2003; provided, however, that HHM has the right to avoid termination by supplementing NOI by paying to the TRS Lessee an amount sufficient to increase aggregate NOI to ninety percent (90%) of Approved Budget NOI, (ii) a franchise agreement for such hotel is terminated solely as a result of the failure of HHM to satisfy its obligations under the agreement or, (iii) HHM fails to achieve ninety percent (90%) of the Approved Budget Hotel NOI for all hotels for two consecutive years during the term of the agreement, regardless of whether HHM has supplemented NOI as described in (i) above.

•	The agreement may be terminated by the TRS Lessee upon a change of control (as defined), in which event the TRS Lessee will pay HHM a termination fee equal to 50% of the sum of HHM’s base and incentive fees for the most recent twelve (12) month period ended prior to the date of termination.

The Management Agreement provided prior to its termination and the Amended Management Agreement currently provides for the following:

•	Effective January 1, 2002, the TRS Lessee will reimburse HHM up to an aggregate of $300,000 annually for HHM’s reasonable documented out-of-pocket and compensation expenses for HHM’s employees who oversee sales and marketing activity on behalf of the Hotels, and $150,000 annually for payroll processing services. However, in consideration of the TRS Lessee’s continued payment of the Monthly Administrative Fee through June 30, 2002, HHM agreed to waive its marketing and payroll reimbursements through June 30, 2002. The TRS Lessee incurred related fees under the agreements of $225,000 in 2002.

•	Upon the Company’s sale of a hotel prior to September 30, 2003, the TRS Lessee will pay to HHM a termination fee equal to 33- 1/3% of the base management fee and incentive fee, if any, for the most recent 12-month period ended prior to the date of termination. No termination fee is payable upon sale of a hotel after September 30, 2003 or upon the sale of a Sale Hotel at any time. The TRS Lessee incurred related fees under the agreements of $82,000 in 2002.

•	In addition to the fees described above, HHM is entitled to an incentive fee equal to 20% of the amount by which “annual aggregate Hotel level net operating income,” for all the hotels for each twelve month period ending September 30, beginning with the twelve month period ended September 30, 2002, exceeds a certain base amount (such base amount is subject to adjustment for future purchases or the termination of an existing Management Agreement or Amended Management Agreement due to the sale of hotels, or for any other reason). No incentive fees were earned by HHM under the agreements in 2002.

On January 1, 2002, the TRS Lessee purchased accounts receivable aggregating approximately $781,000 from HHM in exchange for a note of the same amount originally due April 30, 2002 and bearing interest at a rate of 4%. The principal amount of the note plus interest is expected to be repaid in full prior to July 2003.

Franchise Agreements. At December 31, 2002, the TRS Lessee held the franchise licenses for 57 of the Hotels while HHM held the franchise licenses for 23 of the Hotels. In connection with the new TRS structure that became effective January 1, 2002, the Company expects to arrange for the transfer, over time, of the remaining hotel franchise licenses from HHM to the TRS Lessee.

Guaranties by Mr. Humphrey. At December 31, 2002, Mr. Humphrey guaranteed the payment of interest and principal on $2 million of the Company’s outstanding long-term debt. The debt is secured by three of the Hotels. The Company has agreed to indemnify Mr. Humphrey with respect to such guaranty.

Non-Competition Clause. Pursuant to the Termination Agreement, HHM will not operate, lease or otherwise have an interest, directly or indirectly, in any hotel within a five-mile radius of any of the Hotels during the term of the Management Agreement. This restriction may be waived by the Company at its sole and absolute discretion.

Option Agreement. Pursuant to an Option Agreement among Mr. Humphrey, Humphrey Associates, Inc. and the Company, the Company will have an option to acquire any hotels acquired or developed by Mr. Humphrey or any affiliate of Mr. Humphrey. At any time during 12 months after a hotel is acquired by, or after the opening of a hotel developed by Mr. Humphrey or any affiliate of Mr. Humphrey, the Company may purchase the applicable hotel under the option for a price equal to the fair market value of the hotel, as determined by independent third-party appraisal, but in no event less than the sum of the following:

•	acquisition or development costs paid to unaffiliated third parties,

•	capitalized interest expense,

•	the amount of equity investment in the hotel, including the cash investment or advances of Mr. Humphrey and his affiliates, if any (to the extent not described above), and

•	a cumulative, non-compounded return on the equity investment not to exceed the prime rate, as reported by The Wall Street Journal, Eastern Edition, plus five percent (less any net cash flow received by Mr. Humphrey or his affiliates with respect to such equity investment).

The Company currently anticipates that any such acquired or developed hotel will have achieved stabilized operating revenue before the Company would consider purchasing such hotel from Mr. Humphrey or his affiliates. All transactions to acquire additional properties and any and all transactions between the Company and its affiliates and Mr. Humphrey or his affiliates must be approved by a majority of the Company’s directors, including a majority of its independent directors. In addition, the Option Agreement provides that in the event HHLP acquires a hotel from Mr. Humphrey or any of his affiliates in connection with the Company’s issuance of additional securities, Mr. Humphrey or the affiliates shall have the option to receive part or all of the purchase price for such property in additional Units, provided that his and the affiliates’ interests in HHLP shall not exceed 28.54% of the total limited partnership interest in HHLP. In addition, Mr. Humphrey has agreed that neither he nor any of his affiliates will receive any brokerage commissions or other fees with respect to any hotels purchased by the Company from Mr. Humphrey or his affiliates.

Office Lease. HHM, through its wholly owned subsidiary, Supertel Hospitality Management, Inc., leases an office building in Norfolk, Nebraska from the Company at a current annual rental rate of approximately $105,000. The lease provides for annual rent increases of 2.5%.

Relationships Between the Company and Messrs. Schulte and Borgmann

Guaranties by Messrs. Schulte and Borgmann. At December 31, 2002, Messrs. Schulte and Borgmann guaranteed the payment of interest and principal on $4.5 million of the Company’s outstanding long-term debt. The debt is secured by 11 of the Hotels and one office building. The Company has agreed to indemnify Messrs. Schulte and Borgmann with respect to such guaranties.

Non-Competition Agreement. Mr. Schulte and Mr. Borgmann have also entered into Non-Competition Agreements with the Company. Pursuant to those agreements, while Mr. Schulte or Mr. Borgmann is an officer or director of the Company or has any ownership interest in the Company, and for five years thereafter, neither he nor his affiliates will acquire, develop, own, operate, manage or have any interest in any hotel that is within 20 miles of a hotel in which the Company or the Company’s partnerships have invested. The 20-mile prohibition may be waived by the Company’s independent directors if they determine that such development, ownership, management or operation will not have a material adverse effect on the operations of one or more of the hotels in which the Company has invested. In addition, Mr. Schulte and Mr. Borgmann have agreed that neither they nor any of their affiliates will receive any brokerage commissions or other fees with respect to hotels purchased by the Company.

Relationship Between the Company and Mr. Whittemore

In January 2003, the Company obtained a $780,000 loan from Southern Community Bank & Trust (“Southern”). Mr. Whittemore is the Vice Chairman and a Director of Southern. The loan has a term of 20 years and bears interest at the prime rate plus 1.5% (5.75% on January 30, 2003). The loan is unsecured for one year, and then will be secured with an assignment of Units. Principal and interest payments of approximately $5,500 are payable monthly beginning on February 28, 2003 through maturity on January 28, 2023.

PERFORMANCE GRAPH

The following graph compares the change in the Company’s total shareholder return on shares of the Common Stock for the period December 31, 1997 through December 31, 2002 with the changes in the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”) and the SNL Securities Hotel REIT Index (“Hotel REIT Index”) for the same period, assuming a base share price of $100 per share of the Common Stock and the Hotel REIT Index for comparative purposes. The Hotel REIT Index is comprised of publicly traded REITs that focus on investments in hotel properties. Total shareholder return equals appreciation in stock price plus dividends paid and assumes that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance.

COMPENSATION COMMITTEE REPORT

The compensation of members of management of the Company is determined by the Board of Directors based upon the recommendation of the Compensation Committee. The Compensation Committee is comprised of independent Directors who are responsible for developing and implementing a comprehensive compensation program for management.

Compensation Philosophy. The Compensation Committee has implemented a compensation strategy that is substantially restricted to base salary alone. Base salary is established at levels that are necessary to attract and retain a high caliber of management.

Base Salary. It is the intention of the Compensation Committee to review the Company’s executive compensation structure to ensure that it has the continued ability to attract and retain high caliber executive talent. To that end, the Compensation Committee will take into account salaries of senior management of comparable companies within the REIT industry.

Incentive Bonuses. The Compensation Committee has not implemented a discretionary cash bonus program for the benefit of its officers or other employees.

Long-Term Incentive Compensation Plans. The Company has not implemented any form of long-term incentive compensation plan for the benefit of its officers or other employees.

The foregoing report is submitted by the following Directors of the Company, comprising all of the members of the Compensation Committee of the Board of Directors.

COMPENSATION COMMITTEE

Loren Steele, Chairman Steve H. Borgmann Joseph Caggiano

March 6, 2003

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG LLP (“KPMG”), the Company’s independent accountants for the fiscal year ended December 31, 2002.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.

The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards).

The Audit Committee has also received the written disclosures and the letter from KPMG relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG that firm’s independence from the Company.

The Audit Committee reviewed the aggregate fees billed by KPMG for professional services rendered during the fiscal year ended December 31, 2002. During the 2002 fiscal year, KPMG billed the following amounts to the Company:

Fee Type:	Fees Billed:
Audit fees	$91,600
Financial Information Systems Design and Implementation	—
Other fees	3,500

Total 2002 Fiscal Year Fees	$95,100

The Audit Committee has determined that the provision of the non-audit services performed by KPMG during the 2002 fiscal year is compatible with maintaining KPMG’s independence from the Company.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

The Audit Committee appointed KPMG to serve as the Company’s independent accountants for fiscal year 2003, subject to shareholder approval.

THE AUDIT COMMITTEE

Jeffrey M. Zwerdling, Chairman Joseph Caggiano Loren Steele

March 31, 2003

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

On April 20, 2001, the Company selected KPMG LLP (“KPMG”) to serve as the Company’s new independent accountants for the year ending December 31, 2001, and, accordingly, dismissed Reznick, Fedder & Silverman (“Reznick”), the Company’s independent accountants for the year ended December 31, 2000. KPMG also reviews the Company’s quarterly interim financial information. The decision to engage KPMG and dismiss Reznick was approved by the Audit Committee of the Board of Directors on January 11, 2001.

Reznick’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2000 and 1999 did not contain an adverse opinion or a disclaimer of opinion or a modification or qualification as to uncertainty, audit scope or accounting principles. During the Company’s fiscal years ended December 31, 2000 and 1999, and for the period from December 31, 2000, through April 20, 2001, there was no disagreement with Reznick on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which disagreements, if not resolved to the satisfaction of Reznick, would have caused Reznick to make reference to the subject matter of the disagreements in connection with its reports. There were no reportable events (as defined in Regulation S-K, Item 304(a)(1)(v)) during the Company’s fiscal years ended December 31, 2000 and 1999, and for the period December 31, 2000 through April 20, 2001.

KPMG previously acted as the independent accountants for Supertel which merged with the Company on October 26, 1999. In accordance with the provisions of Accounting Principles Board Opinion No. 16, “Business Combinations,” Supertel was considered the acquiring enterprise for financial reporting purposes.

Prior to April 20, 2001, the Company did not consult with KPMG regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered by KPMG or (iii) any matter that was the subject of a disagreement (as defined in Regulation S-K, Item 304(a)(1)(iv)) or a reportable event (as defined in Regulation S-K, Item 304(a)(1)(v)). The Company has requested that Reznick and KPMG review the above statements and has provided Reznick and KPMG with the opportunity to furnish the Company with a letter containing any new information with respect to, clarification of, or disagreements with, the above statements.

ITEM 2.  RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed KPMG, certified public accountants, as the Company’s independent accountants for fiscal year 2003, subject to shareholder approval. A representative of KPMG is not expected to be present at the Annual Meeting.

KPMG’s principal function is to audit the consolidated financial statements of the Company and its subsidiaries and, in connection with that audit, to review certain related filings with the SEC and to conduct limited reviews of the financial statements included in the Company’s quarterly reports.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

PROPOSAL TO RATIFY THE SELECTION OF KPMG AS THE COMPANY’S

INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2003.

SHAREHOLDER PROPOSALS FOR 2004

The Board of Directors will make provisions for the presentation of appropriate proposals by shareholders at the 2004 annual meeting of shareholders of the Company, provided that such proposals are submitted by eligible shareholders who have complied with the Company’s Bylaws and the relevant regulations of the SEC. Shareholder proposals intended to be submitted for presentation at the 2004 annual meeting of shareholders of the Company must be in writing and must be received by the Company at its executive offices on or before December 21, 2003 for inclusion in the Company’s proxy statement and the form of proxy relating to such annual meeting.

OTHER MATTERS

As of the date of this proxy statement, management knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

The Company will furnish to each beneficial owner of Common Stock entitled to vote at the Annual Meeting, upon written request to the attention of Investor Relations at 7170 Riverwood Drive, Columbia, Maryland 21046 telephone (443) 259-4900, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including the financial statements and financial statement schedules filed by the Company with the SEC.

By Order of the Board of Directors,

George R. Whittemore President and Chief Executive Officer

April 21, 2003

PROXY

HUMPHREY HOSPITALITY TRUST, INC.

7170 Riverwood Drive, Columbia, MD 21046

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George R. Whittemore as proxy with the power to appoint such person’s substitute, and hereby authorizes him to vote, as designated below, all the shares of common stock of Humphrey Hospitality Trust, Inc. held of record by the undersigned on April 3, 2003, at the annual meeting of shareholders to be held on May 22, 2003 or any adjournment thereof.

(1)	Election of directors
INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below.
☐	FOR all nominees listed: Paul J. Schulte; James I. Humphrey, Jr.; Steve H. Borgmann; Jeffrey Zwerdling; George R. Whittemore; Loren Steele; Joseph Caggiano; Allen L. Dayton
☐	WITHHOLD AUTHORITY to vote for all nominees.

(2)	Ratification of the selection of KPMG LLP as independent accountants for 2003

                ☐ FOR            ☐ AGAINST            ☐ ABSTAIN

(Please date and SIGN on the reverse side)

(3)	In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for director and “FOR” the ratification of the selection of KPMG LLP as independent accountants for 2003.

DATED:                                                         , 2003

Please sign exactly as name appears in left. When shares are held by joint tenants, both should sign. If signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.